Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Equity Incentive Plan of Informatica Corporation of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Informatica Corporation and the effectiveness of internal control over financial reporting of Informatica Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

August 9, 2012